CONTRIBUTION AND SECURITY AGREEMENT

THIS Contribution Agreement is made this23rdday of February 2011 by and among Sheldon Finkel (“SF”), Barry Honig (“BH”) and Michael Brauser (“MB”) (each of BH and MB a "Lender" and collectively, the "Lenders").

WITNESSETH:

WHEREAS, , each of the Lenders has made certain loans and advances to EXCX Funding Corp. (the “Company”), The Empire Sports & Entertainment Holdings Co. (the “Parent”) and The Empire Sports and Entertainment Company (the “Operating Sub”) (each of the Company, the Parent and the Operating Sub hereinafter referred to as a “Borrower” and, collectively, as the “Borrowers”)and may continue to make loans(the “Loan”), pursuant to that certainCredit Facility Agreement among the Lenders and the Borrowers dated as of the date hereof (the “Loan Agreement”) and  one or more Notes, a Security Agreement, a Owner’s Pledge and Security Agreement, a Blocked Account Control Agreement, a Collateral Account Agreement, and the other Loan Documents (as such terms are defined in the Loan Agreement. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement; and

WHEREAS, pursuant to the terms of the Loan Agreement, each of the Lenders may take certain actions to protect and preserve or liquidate Collateral for the purpose of securing repayment of unpaid indebtedness under the Loans; and

WHREAS, SF has agreed to paySF’s Pro Rata Share ofNet Losses from Events, and in furtherance of SF’s obligations SF shall personally guarantee SF’s Pro Rata Share of Losses, and in order to secure such obligation SF shall irrevocably pledge certain collateral consisting of a letter of credit and the proceeds of any payments received thereunder, as set forth on Schedule 1 annexed hereto (the “SF LC”), pursuant to the terms of the Pledge and Security Agreement, substantially in the form of Exhibit A, annexed hereto.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.
In the event that any Lender, pursuant to the Loan, or by virtue of the exercise of any rights provided such Lender under any Loan Documents, receives payment of any indebtedness, each of the Lenders individually agrees to make payment to each of the other Lenders such that the amount of the payments on account of the Obligations paid to each Lender shall bein direct proportion to the total amount of their respective Advances to Borrower on or after the Closing Date of the Loan (i.e., 50%), including the amount of any and all principal, interest, costs, fees, expenses, protective advances or otherwisepaid under the Loan.  For the purpose of clarification, the provision of this paragraph 1 shall exclude the proceeds on sale of any shares of Parent by a Lender.

2.
In the event that the proceeds of the Events generate Net Losses, SF agrees to make payment to each of the Lenders in such amount that the amount of the Net Losses incurred by each Lender shall not exceed their respective Pro Rata percentages (i.e., 1/3) of the total amount of Net Losses under the Loan upon Maturity thereof. For the purposes of clarification, the provision of this paragraph 2 and the determination of Net Losses shall exclude the proceeds on sale of any shares of Parent by a Lender or SF.

3.
SF hereby collaterally assigns and pledges to Lenders, and hereby grants to Lenders a present, absolute, unconditional and continuing security interest in and only in all of the following property, assets and equity interests, whether or not such property and assets are covered by Article 9 of the applicable UCC (collectively, and including all Pledged Collateral, “Collateral”)1:

a.
The SF LC, the products and proceeds thereof, and the Facility Fees and Shares earned by SF under the Loan, the products and proceeds thereof, and all rights of SF in and to all agreements, security agreements, guaranties, and other contracts securing or otherwise relating to any such SF LC, Facility Fees and Shares issued under the Loan (the “Related Contracts”).

b.	Within one (1) day following execution of this Agreement, SF shall deliver to Lenders’ counsel Harvey Kesner, the originalSF LC to be held in escrow pending termination of the Loan as provided herein.

4.
This Contribution Agreement secures the payment and performance in full of all obligations (monetary or otherwise) of SFfor Net Losses now or hereafter existing under this Agreement,the Loan as well as under any other agreement with any Lender to extend credit to any Affiliate of any Borrower (whether for principal, interest, costs, fees, expenses, protective advances or otherwise)(the “Secured Obligations”).

5.
This Security Agreement creates a continuing security interest in and collateral assignment and pledge of the Collateral and will remain in full force and effect until terminated as described below in this Section.  This Security Agreement is binding upon SF’s and its successors, transferees and assignees, and (together with the rights and remedies of Lenders hereunder) inures to the benefit of Lenders and their successors, transferees, participants and assignees.  Without limiting the generality of the foregoing, each Lender may assign, syndicate, participate or otherwise transfer (in whole or in part, and without any SF consent) any obligation of SF to Lenders under this Agreement, and any Loan Document and any indebtedness thereunder to any other Person, and such other Person or entity will thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under this Agreement any such Loan Document (including this Security Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer.  The security interest, collateral assignment and pledge granted herein will terminate (and all rights to the Collateral will revert to SF) upon satisfaction of the following conditions:  (a) payment and performance in full of all Secured Obligations (unconditionally and indefeasibly) and (b) the termination of the Loan.  Upon any such termination, Lenders (at SF’s request and sole expense) (a) will execute and deliver to SF (without any representation, warranty or recourse of any kind whatsoever) such documents as SF may reasonably request and provide to Lenders to evidence such termination, and (b) will deliver to SF or to another Person that Lenders reasonably believe may be entitled thereto (without any representation, warranty or recourse of any kind whatsoever) all instruments representing or evidencing Collateral being physically held by Lenders hereunder.

6.
All rights of Lenders and the security interests, collateral assignments and pledges granted, assigned and pledged to Lenders hereunder, and all obligations of SF hereunder, are absolute and unconditional, irrespective of the occurrence of any one or more of the following:

a.	Any lack of validity or enforceability of any Loan Document; or

b.	The failure of any Lender or any holder of any Note:

1.	To assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, or

2.	To exercise any right or remedy against any other obligor of, or any collateral securing, any obligations of any Borrower owing to any Lender.

c.	Any change in the time, manner or place of payment of, or in any other term of, any Obligation; or

d.	Any other extension, increase, refinancing, restructuring, compromise or renewal of any Obligation; or

e.	Any reduction, limitation, impairment or termination of any Obligation for any reason, including any waiver, release, surrender, alteration or compromise; or

f.	Any amendment to, rescission, waiver, or other modification of, or any consent to departure from, the terms of any Loan Document; or

g.
Any addition, exchange, release, surrender or nonperfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any Obligation; or

h.
Any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, SF or its obligations hereunder, including, without limitation, any and all suretyship defenses.

7.
SF hereby waives any right to or any claim of any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of any invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation.

8.
SF collaterally assigns to Lenders all of such SF’s right, title and interest in and to the SF LC and the Preferred Return and all rights, interests, powers, privileges and other benefits thereunder (including the rights to receive all proceeds and payments thereunder).  This assignment constitutes a fully perfected, absolute, unconditional and present assignment, provided, however, that prior to the occurrence of an Event of Default and prior the completion of all of the Events and the consequent determination of any Net Losses, SF may exercise any rights and powers under and may receive all payments and enjoy all other benefits of thereunder, subject to the terms and provisions of this Security Agreement and the Loan Documents.

9.
SF hereby irrevocably appoints each Lender as such SF’s attorney-in-fact, with full authority in the name, place and stead of SF or otherwise, from time to time in Lenders’ reasonable discretion, to take any action and to execute any instrument which Lenders may deem reasonably necessary or advisable to accomplish the purposes of this Security Agreement, provided that such appointment shall be effective only in the event of an Event of Default by Borrowers or the completion of all of the Events and the consequent determination that there have occurred Total Losses as provided in the Loan Agreement.  This authority includes the following:

a.	To ask, demand, collect, sue for, recover, compromise, restructure, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; and/or

b.	To notify the parties obligated on any of the Collateral to make payment to Lenders of any amount due or to become due in connection therewith; and/or

c.	To receive, endorse, and collect any drafts, checks or other instruments, documents and chattel paper in connection with Clause “a” of this Section; and/or

d.
To file any claims or take any action or institute any proceedings which Lenders may deem reasonably necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of any Lender with respect to any of the Collateral; and/or

e.	To execute (in the name, place and stead of SF) endorsements, assignments, powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

f.	To perform any and all of the affirmative obligations and covenants of SF hereunder (with notice thereof to be provided to SF by Lenders within a reasonable time thereafter).

10.
SF hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Agreement is irrevocable and coupled with an interest, but that it will terminate upon the termination of this Security Agreement.

11.
From time to time, each Lender (at its option) may perform (or may cause the performance of) any act which SF agrees hereunder to perform and which SF fails to perform after being requested in writing so to perform (it being understood that no such request need be given during the continuance of an Event of Default), and each Lender from time to time may also take any other action which each Lender reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein or collateral assignments or pledges thereof.  The costs and expenses of each Lender incurred in connection with any such performance will be payable by SF.

12.
The rights and powers conferred upon Lenders hereunder are solely to protect each Lender’s interest in the Collateral and do not impose any duty on each Lender to exercise any such rights or powers.  Except for reasonable care of any Collateral in Lenders’ possession and the accounting for moneys actually received by it hereunder, Lenders haves no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

13.
In the event that a payment shall become due and owing pursuant to this Agreement, each Lender and SFagrees to make payment to each other Lender to which a payment becomes due and owing within thirty (30) days of receipt of any amount requiring a payment hereunder.

IN WITNESS WHEREOF, the undersigned have caused this Contribution and Security Agreement to be duly executed the day and year first above written.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Contribution and Security Agreement as of the day and year first above written.

/s/ Barry Honig
BARRY HONIG

/s/ Michael Brauser
MICHAEL BRAUSER

/s/ Sheldon Finkel
SHELDON FINKEL